Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
October 27, 2016		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corp Q1 Sales Up 15%

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its first quarter results for the quarter ended September 30, 2016.

"It is encouraging to see the continued increases in sales compared to the prior year. Although we still see some choppiness in the sales by customer, region and market, the trend overall has been positive," Michael J. Koss, Chairman and CEO, told employees here today. "The export OEM business has been a nice addition and had a big impact on our sales growth in this quarter."

Sales for the first quarter were $6,348,706, which is a 14.8% increase from sales of $5,531,262 for the same three month period one year ago. The three month net income was $84,211, compared to net loss of $100,804 for the first quarter last year. Diluted and basic income per common share for the quarter was $0.01 compared to a loss per common share of $(0.01) for the three month period one year ago.

"We will continue to focus on growing our sales through introduction of new products and through geographic expansion. It is exciting to see the new products in the pipeline," Koss continued.

…

Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics® label.
This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no

Exhibit 99.1

obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

Exhibit 99.1

KOSS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	September 30
	2016	2015
Net sales	$6,348,706	$5,531,262
Cost of goods sold	4,406,447	3,884,927
Gross profit	1,942,259	1,646,335

Selling, general and administrative expenses	1,775,771	1,765,746
Unauthorized transaction related costs (recoveries), net	37,500	37,475
Interest expense	846	5,318
Income (loss) before income tax provision	128,142	(162,204)

Income tax provision (benefit)	43,931	(61,400)

Net income (loss)	$84,211	$(100,804)

Income (loss) per common share:
Basic	$0.01	$(0.01)
Diluted	$0.01	$(0.01)